     UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

January 14, 2009

Commission File Number 333-152608

QUANTUM INFORMATION, INC.

(Exact name of registrant as specified in its charter)

Nevada State or other jurisdiction of incorporation or organization	26-1749145 (I.R.S. Employer Identification No.)

13414 South 47th Place Phoenix, AZ 85044

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 200-0918

ITEM 5.01 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) and (b) Departure of Directors and Officers

On January 14, 2009, the Board of Directors of Quantum Information, Inc. (the “Company”) accepted the resignations of Mr. Joel Klandrud as the Company’s President, Secretary and Treasurer and member of the Company’s Board of Directors (the “Board”) and Ms. Sandra Dosdall as a member of the Board.

(c) Election of New Directors and Appointment of New Officers

On January 14, 2009, immediately prior to the resignations described above, the Board expanded the number of members from two (2) to three (3) and appointed Mr. Tydus Richards as the Company’s Executive Chairman of the Board and Mr. John Baugues as the Company’s CEO and a member of the Board of Directors. The Board expects to fill the remaining vacancy within the next 30 days.

Following is a brief summary of the Company’s new officers’ and directors’ biographical information and business experience:

Tydus Richards

Mr. Richards is the founder of Lotus Fund, an Irvine, California private venture capital firm providing value-added capital to businesses undergoing ownership transition, expansion and acquisitions and served as its managing director from 2004 to 2008.

Prior to founding Lotus Fund, Mr. Richards was Managing Director at Atlas Venture Partners, an Irvine, California based technology fund. His responsibilities included asset allocation as well as advising companies on going public.

Mr. Richards has held senior management and board positions at publicly traded companies. He has extensive experience assisting portfolio companies in attracting investment from leading institutional investors, both domestic and international, and creating awareness in the press and public markets. Mr. Richards is married and has three (3) children.

John P. Baugues, Jr.

Mr. Baugues has a proven track record as an owner and operator in the coal industry during the past 28 years. Mr. Baugues founded Bull Mountain Coal Properties, Inc, which owns the Bull Mountain Mine at Roundup, Montana, for which he raised $150 million and proved up 500 million minable tons of coal. The project was then sold it First Energy and American Electric Power (AEP). It was the largest green field project in the coal industry in the last 15 years and was also the largest independent coal company in Montana.

Mr. Baugues also founded Carpenter Creek, LLC, which owns the Carpenter Creek Coal mining project northeast of Roundup, Montana, for which he raised $15 million. John is a fourth generation coal miner and in the 1980’s was instrumental in selling coal properties to Arch Mineral and Tampa Electric Company. He has worked with Consol Energy and Southern Railroad. Mr. Baugues’ knowledge and expertise in coal related endeavors has allowed him to pursue successful projects both in Appalachia and the western United States. Mr. Baugues’ earned a B.S. degree from the University of Tennessee in 1980.

Item 8.01 Other Events.

The Company announced that it will immediately begin the transition of its business from the motion picture industry to the coal industry. The Company has identified certain properties and leasehold interests that it believes would provide greater opportunities for revenue and growth.

The Company’s new CEO, Mr. John Baugues, in announcing this business transition, said “America’s dependence on foreign energy supplies has influenced economic security. By obtaining secure energy supplies, such as abundant western coal reserves, the nation can decrease its dependency on foreign energy supplies and utilize coal as a potentially significant and environmentally safe source of transportation fuel for a growing economy.”

Coal is an economic, plentiful and environmentally sound fuel source. As the most abundant fossil fuel produced in the United States, coal contributes to generating 56 percent of the nation’s electricity. This inexpensive electricity generated by coal results in lower operating costs for businesses and homeowners, thus helping to boost the economy and increase coal's competitiveness in the marketplace.

As energy demand grows, clean coal will be an important part of the nations’ clean, abundant and affordable resources. Clean Coal Technologies have resulted in more than 20 new, lower-cost, more efficient and environmentally compatible technologies for electric utilities, steel mills, cement plants and other industries. Coal will remain the largest single source of electricity—accounting for more than half of the nation’s power generation in 2025. Clean coal technologies will help meet these needs, plus continue the decline in sulfur dioxide and nitrogen oxide emissions already underway.

In connection with such change in business, the Company will be changing its name to “MGMT Energy Inc.”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:

January 14, 2009

QUANTUM INFORMATION, INC.

By: Name: Title:	/s/ Tydus Richards Tydus Richards Chairman of the Board

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